Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 14, 2017 (except for the effects of the par value change described in Note 1, as to which the date is September 26, 2017 and except for the effects of the stock split dividend described in Note 1, as to which the date is October 13, 2017), with respect to the consolidated financial statements of CBTX, Inc. (formerly known as CBFH, Inc.) contained in the Final Prospectus, filed on November 8, 2017, relating to the Registration Statement on Form S-1 (File No. 333-220930), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Dallas, Texas
November 15, 2017